Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES REFINANCING TRANSACTION

Lowers Cost of Capital and Terms Out Maturities

SUGAR LAND, TX – March 13, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today announced that it has successfully closed on a refinancing transaction (the “Transaction”) that lowers the Company’s cost of capital and terms out its capital structure.

The Transaction consists of a First Lien Term Loan Facility (the “First Lien Facility”) provided by HPS Investment Partners, LLC (“HPS”) that matures in March 2030 and is comprised of a funded $175.0 million Term Loan and a $50.0 million Delayed Draw Term Loan available to the Company subject to satisfying certain conditions. The First Lien Facility bears interest at the Secured Overnight Financing Rate (SOFR) plus an interest rate spread of between 6.0% and 7.0%, delivering more than a 100 basis point improvement in the Company’s blended interest rate, and was used to repay:

•	the Company’s $35 million delayed draw term loan and $22.3 million equipment and real estate loans under its ABL credit agreement

•	the Company’s $46.3 million senior secured incremental term loan provided by Corre Partners Management, LLC (“Corre”)

•	$54.1 million of the Company’s existing senior secured term loan provided by Corre

In conjunction with the Transaction, the Company also rolled over all remaining outstanding debt under the existing senior secured term loan into a new $97.4 million Second Lien Term Loan provided by Corre and maturing in June 2030. As part of the Transaction, the Company’s existing ABL credit facility provided by Eclipse Business Capital (“Eclipse”) will continue and was amended to permit the consummation of the Transaction.

“The tangible improvements in TEAM’s operating performance and cash flow generation over the past two years were key to completing this refinancing, which lowers our cost of capital and significantly improves our financial flexibility by extending our term loan maturities to 2030,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “We are now better positioned to execute on our ongoing initiatives to drive topline growth, lower our cost structure and improve our cash flow, creating long-term value for our shareholders. We want to thank both Corre and Eclipse for their continued support and confidence in TEAM and we look forward to working with our new lending partners at HPS.”

Configure Partners and Kirkland & Ellis LLP advised TEAM in connection with the Transaction.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects, the implementation of cost saving measures and the Company’s ability to realize the anticipated benefits of the Transaction. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures; the Company’s liquidity and ability to obtain additional financing; the Company’s ability to execute on its cost management actions; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange; and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Nelson M. Haight

Executive Vice President, Chief Financial Officer

(281) 388-5521

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